1140 Pearl Street, Boulder, Colorado 80302

FOR RELEASE June 30, 2008 at 6:00 AM ET
Contacts:
Jill Bertotti Allen & Caron Inc jill@allencaron.com (949) 474-4300	Matt Richman Incentra Solutions, Inc. mrichman@incentrasolutions.com (303) 449-8279

INCENTRA SOLUTIONS HOLDS ANNUAL MEETING OF STOCKHOLDERS

Boulder, CO— June 30, 2008— Incentra Solutions, Inc. (OTCBB: ICNS) today announced that it held its Annual Meeting of Stockholders on Friday, June 27, at the Boulderado Hotel in Boulder, CO, as scheduled. A quorum of stockholders was present in person or by proxy.

The business items voted on and approved at the Meeting included the election of four directors; the approval of the Company’s 2008 Equity Incentive Plan; the approval of the Company’s Employee Stock Purchase Plan and the appointment of GHP Horwath, P.C., independent registered public accountants, as the Company’s independent auditors for the fiscal year ended December 31, 2008.

The directors reelected to the Board for the next year are Thomas P. Sweeney III, James Wolfinger, Robert S. Kocol, and Thomas G. Hudson. Previously appointed by the holders of the Series A Preferred Stock, David E. Weiss and Carmen J. Scarpa, continue to serve as Directors. Please refer to Incentra’s 10-K or S-1/A filings for complete biographies of the Company’s Directors.

About Incentra Solutions, Inc.

Incentra Solutions, Inc. (www.incentrasolutions.com) (OTCBB:ICNS) is a provider of complete IT solutions and services to enterprises and managed service providers in North America and Europe. Incentra’s complete solution includes managed services, professional services, hardware and software products with the Company’s First Call and Enhanced First Call support services, IT outsourcing solutions and financing options.

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